October 14, 2008

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Attention: Jan H. Barbas

Re: Custodian Contracts with Heritage Cash Trust, Heritage Capital Appreciation Trust, Heritage Series Trust, Heritage Income Trust and Heritage Growth and Income Trust

Dear Ms. Barbas:

Effective November 1, 2008, the advisory and administrative functions of Heritage Asset Management, Inc. (“Heritage”) will be transferred to Eagle Asset Management, Inc., a sister company to Heritage owned by the same parent. Additionally, the transfer agent and fund accounting functions will be retained in an entity that will change its name from Heritage Asset Management, Inc. to Eagle Fund Services, Inc.

Therefore, by this letter we are informing you of the name changes with respect to the following Funds which have Custodian Contracts with State Street Bank and Trust Company:

•	As of November 1, 2008, the contract for Heritage Capital Appreciation Trust, dated December 31, 1985 and amended July 1, 2001, should read “Eagle Capital Appreciation Fund”;
•	As of November 1, 2008, the contract for Heritage Income Trust, dated August 8, 1990 and amended July 1, 2001 should read, “Eagle Income Trust”;
•	As of November 1, 2008, the contract for Heritage Series Trust, as amended July 1, 2001 should read, “Eagle Series Trust”;
•	As of November 1, 2008, the contract for Heritage Growth and Income Trust, dated October 31, 1986 and amended July 1, 2001, should read “Eagle Growth & Income Fund”; and
•	As of May 1, 2009, the contract for Heritage Cash Trust, dated March 1, 1993 and amended July 1, 2001, should read “Eagle Cash Trust.”

In addition, the Heritage Family of Funds will all be renamed with an Eagle name (see chart below). Heritage asks that you update your records to reflect these changes.

Heritage Capital Appreciation Trust
Heritage Growth and Income Trust
Heritage Series Trust
  - Core Equity Fund
  - Diversified Growth Fund
  - International Equity Fund
  - Mid Cap Stock Fund
  - Small Cap Stock Fund

Eagle Capital Appreciation Fund
Eagle Growth & Income Fund
Eagle Series Trust
  - Eagle Large Cap Core Fund
  - Eagle Mid Cap Growth Fund
  - Eagle International Equity Fund
  - Eagle Mid Cap Stock Fund
  - Eagle Small Cap Growth Fund

880 Carillon Parkway • St. Petersburg, FL 33716 • (800) 421-4184 (727) 567-8143 • www.heritagefunds.com

Kindly acknowledge your receipt of this letter, and acknowledge that your records have been updated to reflect these changes, by signing below.

All billing information, contact names and telephone numbers will remain the same. Please do not hesitate to contact me at the telephone number listed below if you have any questions or concerns. Thank you in advance for your attention to this matter.

Sincerely,

/s/ Matthew J. Calabro
Matthew J. Calabro
Senior Vice President
Heritage Asset Management, Inc.

Acknowledged:

/s/ Jan H. Barbas	12/22/08
Signature

Jan H. Barbas
Printed Name

2

880 Carillon Parkway • St. Petersburg, FL 33716 • (800) 421-4184 (727) 567-8143 • www.heritagefunds.com